Exhibit 99.1

Griffon Corporation Announces First Quarter Results

NEW YORK, NEW YORK, January 30, 2013 – Griffon Corporation (“Griffon” or the “Company”) (NYSE: GFF) today reported results for the fiscal first quarter ended December 31, 2012.

Ron Kramer, Chief Executive Officer, commented, “Our first quarter results reflect the continued improvement in our operations as the global economy slowly recovers.  Telephonics’ strong performance benefited from manufacturing efficiencies and favorable product mix.  Clopay Plastics (“Plastics”) continued its ongoing improvement from initiatives undertaken to address manufacturing inefficiencies arising from our capacity expansions in Germany and Brazil.  Home and Building Products (“HBP”) benefited from enhanced profitability from Clopay Building Products (“CBP”), while Ames True Temper (“ATT”) suffered from a lack of snow and resultant lower snow tool revenue.”

First quarter revenue totaled $424 million, decreasing 6% compared to the prior year quarter. Plastics revenue increased 1%, while HBP and Telephonics revenue decreased 10% and 8%, respectively, compared to the prior year quarter.

Segment adjusted EBITDA totaled $42.9 million, increasing 3% compared to $41.6 million in the prior year quarter. Segment adjusted EBITDA is defined as net income, excluding interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, acquisition-related expenses, and gains (losses) from pension settlement and debt extinguishment, as applicable.

Net income totaled $0.6 million, or $0.01 per share, compared to $2.5 million, or $0.04 per share, in the prior year quarter. Current quarter results included restructuring of $1.1 million ($0.7 million, net of tax, or $0.01 per share) and a loss on pension settlement of $2.1 million ($1.4 million, net of tax, or $0.02 per share). The prior year quarter results included restructuring and acquisition costs of $2.0 million ($1.3 million, net of tax, or $0.02 per share). Current quarter adjusted net income was $2.6 million, or $0.05 per share, compared to $3.8 million, or $0.07 per share, in the prior year quarter.

Ames True Temper Plant Consolidation Initiative

ATT will close certain of its manufacturing facilities, and consolidate affected operations primarily into its Camp Hill and Carlisle, PA locations. The actions, to be completed by the end of fiscal 2014, will improve manufacturing and distribution efficiencies, allow for in-sourcing of certain production currently performed by third party suppliers, and improve material flow and absorption of fixed costs. Management estimates that, upon completion, these actions will result in annual cash savings exceeding $10 million, based on current operating levels.

ATT anticipates it will incur pre-tax restructuring and related exit costs of $8.0 million, comprised of cash charges of $4.0 million and asset-related charges of $4.0 million; the cash charges will include $3.0 million for personnel-related costs and $1.0 million for facility exit costs. The Company expects $20.0 million in capital expenditures in connection with this initiative.

HBP recognized $1.1 million and $0.3 million in restructuring and other related charges in the current and prior year quarters, respectively, related primarily to one-time termination benefits and other personnel costs; current year charges relate primarily to ATT’s plant consolidation initiative.

Mr. Kramer continued, “The strategic initiative at ATT builds upon the core strength of its brands.  We expect to achieve higher long-term profitability through our plant consolidation.  The focus in our businesses is upon operational execution.  Each of our businesses is poised for growth and improved profitability as the economic recovery accelerates.  We remain committed to increasing shareholder value through organic growth, a disciplined approach to capital investment, and our ongoing evaluation of strategic acquisitions.”

Segment Operating Results

Telephonics

First quarter revenue totaled $96.0 million, decreasing 8% compared to the prior year quarter. The prior year quarter included $5.9 million of revenue related to the Counter Remote Control Improvised Explosive Device Electronic Warfare 3.1 (“CREW 3.1”) program where Telephonics serves as a contract manufacturer; there was no CREW 3.1 revenue in the current quarter. Excluding CREW 3.1, current quarter revenue decreased 3% from the prior year quarter primarily due to lower shipments of Advanced Radar Surveillance Systems (“ARSS”), partially offset by increases in Romeo Radar and Secure Digital Intercommunications (“SDI”) revenue.

First quarter segment adjusted EBITDA was $16.4 million, increasing 4% from the prior year quarter, mainly driven by improved gross profit from favorable program mix and manufacturing efficiencies. Telephonics profitability also benefited from cost reductions previously implemented. In 2012 and 2011, Telephonics recognized $3.8 and $3.0, respectively, of restructuring charges in connection with two discrete voluntary early retirement plans and other costs related to changes in organizational structure and facilities; such charges were primarily personnel-related, reducing headcount by 185 employees over the two-year period. In the prior year first quarter, Telephonics recognized $1.5 million of restructuring and other related charges, primarily for one-time termination benefits and other personnel costs.

Contract backlog totaled a record $467 million at December 31, 2012 compared to $451 million at September 30, 2012, and $380 at December 31, 2011, with approximately 70% expected to be filled within the next twelve months.

Plastic Products

First quarter revenue totaled $137.5 million, increasing 1% compared to the prior year quarter; a volume increase of 7% was partially offset by a 4% unfavorable impact of translation of European and Brazilian local currency revenue into a stronger U.S. dollar, and a 2% unfavorable mix impact. The current quarter revenue impact from fluctuations in resin costs was not material; Plastics adjusts selling prices, based on underlying resin costs, on a delayed basis.

First quarter segment adjusted EBITDA was $9.3 million, increasing 14% from the prior year quarter, mainly driven by improved volume and continued efficiency improvements made on past capital initiatives, partially offset by a $4.8 million unfavorable impact of higher resin costs.

Home & Building Products

First quarter revenue totaled $190.2 million, decreasing 10% compared to the prior year quarter. ATT revenue decreased 22% due to lack of snow and resultant reduced sales of snow tools. Retail customers continue to hold high levels of snow tool inventory carried over from last year, further affecting snow tool sales. CBP revenue increased 1%, mainly due to favorable mix.

First quarter segment adjusted EBITDA was $17.2 million, decreasing 3% compared to the prior year quarter, primarily due to lower snow tool revenue. The impact of snow was partially offset by reduced ATT warehouse and distribution costs, other cost control initiatives and an increase of $0.9 million in Byrd Amendment receipts (anti-dumping compensation from the U.S. government); favorable product mix and manufacturing efficiencies at CBP also contributed to segment adjusted EBITDA.

Taxes

Griffon’s current quarter effective tax rate was 68.1% compared to 49.2% in the prior year quarter.  In both years, the effective rates reflect the impact of permanent differences not deductible in determining taxable income, mainly limited deductibility of restricted stock, tax reserves and changes in earnings mix between domestic and non-domestic operations. There were no material discrete items in the current or prior year quarters.

Pension Settlement

Current quarter selling, general and administrative expenses included a $2.1 million, non-cash, pension settlement loss resulting from the lump-sum buyout of certain participant balances in the Company’s defined benefit plan. The buyouts, funded by the pension plan, reduced the Company’s net pension liability by $3.5 million.

Balance Sheet

At December 30, 2012, the Company had cash and equivalents of $150 million, total debt outstanding of $699 million, net of discounts, and $179 million available for borrowing under its revolving credit facility.

Stock Repurchases

During the first quarter, the Company purchased 0.7 million shares of its common stock under an authorized stock repurchase plan, for $7.3 million. At December 31, 2012, the Company had a remaining authorization of $31.0 million.

Conference Call Information

The Company will hold a conference call today, January 30, 2013, at 4:30 PM ET.

The call can be accessed by dialing 1-888-334-3032 (U.S. participants) or 1-719-325-2462 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference.

A replay of the call will be available starting on January 30, 2013 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 4105191. The replay will be available through February 13, 2013.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Telephonics Corporation supplies products, including as a result of sequestration which is currently scheduled to take effect in March 2013; increases in the cost of raw materials such as resin and steel; changes in customer demand; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation (the “Griffon” or “Company”), is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three segments:

•	Home & Building Products consists of two companies, Ames True Temper, Inc. (“ATT”) and Clopay Building Products Company, Inc. (“CBP”):

	–	ATT is a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

	–	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•	Telephonics Corporation designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

•

Clopay Plastic Products Company, Inc. is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:	Investor Relations Contact:
Douglas J. Wetmore	Anthony Gerstein
Chief Financial Officer Griffon Corporation (212) 957-5000 712 Fifth Avenue, 18th Floor New York, NY 10019	Senior Vice President ICR Inc. (646) 277-1242

Griffon evaluates performance and allocates resources based on each segment’s operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, acquisition-related expenses, and gains (losses) from pension settlement and debt extinguishment, as applicable (“Segment adjusted EBITDA”). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBITDA to Income before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended December 31,

	2012	2011

REVENUE

Home & Building Products:
ATT	$77,309	$98,741
CBP	112,867	111,647

Home & Building Products	190,176	210,388
Telephonics	96,050	104,513
Plastics	137,523	136,130

Total consolidated net sales	$423,749	$451,031

Segment adjusted EBITDA:
Home & Building Products	$17,239	$17,750
Telephonics	16,364	15,690
Plastics	9,319	8,180

Total Segment adjusted EBITDA	42,922	41,620
Net interest expense	(13,079)	(13,000)
Segment depreciation and amortization	(17,256)	(15,418)
Unallocated amounts	(7,587)	(6,335)
Restructuring charges	(1,108)	(1,795)
Acquisition costs	—	(178)
Loss on pension settlement	(2,142)	—

Income before taxes	$1,750	$4,894

Unallocated amounts typically include general corporate expenses not attributable to a reportable segment.

The following is a reconciliation of each segment’s operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)
(Unaudited)

	Three Months Ended December 31,

	2012	2011

Home & Building Products
Segment operating profit	$7,271	$9,834
Depreciation and amortization	8,860	7,465
Restructuring charges	1,108	273
Acquisition costs	—	178

Segment adjusted EBITDA	17,239	17,750

Telephonics
Segment operating profit	14,645	12,515
Depreciation and amortization	1,719	1,653
Restructuring charges	—	1,522

Segment adjusted EBITDA	16,364	15,690

Clopay Plastic Products
Segment operating profit	2,642	1,880
Depreciation and amortization	6,677	6,300

Segment adjusted EBITDA	9,319	8,180

All segments:
Income from operations - as reported	14,343	17,847
Unallocated amounts	7,587	6,335
Loss on pension settlement	2,142	—
Other, net	486	47

Segment operating profit	24,558	24,229
Depreciation and amortization	17,256	15,418
Restructuring charges	1,108	1,795
Acquisition costs	—	178

Segment adjusted EBITDA	$42,922	$41,620

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,

	2012	2011

Revenue	$423,749	$451,031
Cost of goods and services	326,079	348,323

Gross profit	97,670	102,708

Selling, general and administrative expenses	82,219	83,066
Restructuring and other related charges	1,108	1,795

Total operating expenses	83,327	84,861

Income from operations	14,343	17,847

Other income (expense)
Interest expense	(13,107)	(13,063)
Interest income	28	63
Other, net	486	47

Total other income (expense)	(12,593)	(12,953)

Income before taxes	1,750	4,894
Provision for income taxes	1,192	2,407

Net income	$558	$2,487

Basic earnings per common share	$0.01	$0.04

Weighted-average shares outstanding	55,153	56,025

Diluted earnings per common share	$0.01	$0.04

Weighted-average shares outstanding	57,265	57,082

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)

	At December 31, 2012	At September 30, 2012

CURRENT ASSETS
Cash and equivalents	$150,065	$209,654
Accounts receivable, net of allowances of $5,573 and $5,433	237,305	239,857
Contract costs and recognized income not yet billed, net of progress payments of $2,075 and $3,748	74,579	70,777
Inventories, net	268,109	257,868
Prepaid and other current assets	53,582	47,472
Assets of discontinued operations	571	587

Total Current Assets	784,211	826,215
PROPERTY, PLANT AND EQUIPMENT, net	357,419	356,879
GOODWILL	359,294	358,372
INTANGIBLE ASSETS, net	228,574	230,473
OTHER ASSETS	28,550	31,317
ASSETS OF DISCONTINUED OPERATIONS	2,798	2,936

Total Assets	$1,760,846	$1,806,192

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$19,081	$17,703
Accounts payable	132,799	141,704
Accrued liabilities	80,886	110,337
Liabilities of discontinued operations	2,084	3,639

Total Current Liabilities	234,850	273,383
LONG-TERM DEBT, net of debt discount of $15,797 and $16,607	679,538	681,907
OTHER LIABILITIES	186,860	193,107
LIABILITIES OF DISCONTINUED OPERATIONS	3,395	3,643

Liabilities of discontinued operations	1,104,643	1,152,040
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	656,203	654,152

Total Liabilities and Shareholders’ Equity	$1,760,846	$1,806,192

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended December 31,

	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$558	$2,487
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	17,357	15,515
Stock-based compensation	2,960	2,257
Provision for losses on accounts receivable	206	569
Amortization/write-off of deferred financing costs and debt discounts	1,539	1,505
Deferred income taxes	458	(141)
Gain on sale/disposal of assets	(733)	(44)
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	(529)	8,067
Increase in inventories	(9,800)	(30,318)
Decrease in prepaid and other assets	3,625	4
Decrease in accounts payable, accrued liabilities and income taxes payable	(50,165)	(14,582)
Other changes, net	2,022	838

Net cash used in operating activities	(32,502)	(13,843)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(17,288)	(19,892)
Acquired business, net of cash acquired	—	(22,432)
Proceeds from sale of assets	1,055	61

Net cash used in investing activities	(16,233)	(42,263)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(1,464)	(1,184)
Purchase of shares for treasury	(7,336)	(2,351)
Proceeds from issuance of long-term debt	303	—
Payments of long-term debt	(4,062)	(6,826)
Change in short-term borrowings	1,643	—
Financing costs	—	(4)
Tax effect from exercise/vesting of equity awards, net	150	834
Other, net	184	(14)

Net cash used in financing activities	(10,582)	(9,545)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(463)	(277)

Net cash used in discontinued operations	(463)	(277)
Effect of exchange rate changes on cash and equivalents	191	257

NET DECREASE IN CASH AND EQUIVALENTS	(59,589)	(65,671)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	209,654	243,029

CASH AND EQUIVALENTS AT END OF PERIOD	$150,065	$177,358

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, acquisition-related expenses, gains (losses) from pension settlement and debt extinguishment, and discrete tax items, as applicable. Griffon believes this information is useful to investors. The following table provides a reconciliation of Earnings per share and Net income to Adjusted earnings per share and Adjusted net income:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME TO ADJUSTED INCOME
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended December 31,

	2012	2011

Net income	$558	$2,487

Adjusting items, net of tax:
Restructuring and related	720	1,167
Acquisition costs	—	116
Loss on pension settlement	1,392	—
Discrete tax benefits	(55)	—

Adjusted net income	$2,615	$3,770

Earnings per common share	$0.01	$0.04

Adjusting items, net of tax:
Restructuring	0.01	0.02
Acquisition costs	—	0.00
Loss on pension settlement	0.02	—
Discrete tax benefits	(0.00)	—

Adjusted earnings per share	$0.05	$0.07

Weighted-average shares outstanding (in thousands)	57,265	57,082